FEDERAL SIGNAL
Protecting people and our planet

1415 West 22nd Street
Oak Brook, Illinois 60523
630.954.2000
federalsignal.com

FOR IMMEDIATE RELEASE

Philadelphia Jury Finds in Favor of Federal Signal Corporation in Trial of Firefighter Hearing Loss Claims

Oak Brook, IL, December 9, 2014 —Federal Signal Corporation (NYSE:FSS), a leader in environmental and safety solutions, announced today that a Philadelphia, Pennsylvania jury absolved the Company from any liability in a lawsuit brought by three Philadelphia firefighters and found that the Company's Q2B electromechanical siren product was not defective. The firefighters claimed that the siren caused them hearing loss. The jury deliberated for less than an hour in exonerating the Company.

This was the fourth trial in Philadelphia involving claims of firefighters alleging hearing loss. Two earlier trials in Philadelphia, involving 18 firefighters, resulted in defense verdicts. Since 2010, the Company has obtained verdicts in favor of the Company regarding 19 of 20 Philadelphia firefighters whose cases have been tried to verdict.

The Company is also involved in hearing loss cases in Cook County, Illinois, where it has obtained verdicts in favor of the Company with respect to 45 of 54 firefighter claims. During the course of the firefighter litigation, claims of more than 200 firefighter plaintiffs have been dismissed.

Jennifer Sherman, Chief Operating Officer for the Company, stated, "This is the fifth consecutive verdict in favor of the Company since 2010 involving a total of 30 firefighter claims. These results are an important affirmation of the importance of our siren products, which are vital safety products not only for the public, but for firefighters themselves." David Duffy, one of the Company's attorneys from Thompson Coburn, stated, "The jury followed the testimony and their common sense and determined that the Federal Signal siren is safe. We are very pleased with the result and the jury's attention to the evidence."

Plaintiffs were represented by Joseph Cappelli of Cappelli Mustin LLC and Marc Bern of Napoli Bern Ripka Shkolnik, LLP.

About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, IL, with manufacturing facilities worldwide, the Company operates three groups: Environmental Solutions, Safety and Security Systems, and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com. Contact: Brian Cooper +1-630-954-2000, bcooper@federalsignal.com # # #